Exhibit 10.26
COMPENSATION OF NON-EMPLOYEE DIRECTORS
Cash Compensation
Each Nanometrics non-employee director receives an annual retainer for services as a non-employee director of $50,000. In addition, each Nanometrics non-employee director receives the following additional annual retainers for the following services rendered:
For service as Chairman of the Board: $30,000
For service as Audit Committee Chairman: $20,000
For service as Compensation Committee Chairman: $20,000
For service as Nominating and Governance Committee Chairman: $10,000
For service as Audit Committee member (other than the Chairman): $10,000
For service as Compensation Committee member (other than the Chairman): $10,000
For service as Nominating and Governance
Committee member (other than the Chairman): $7,500
All retainer fees are paid annually, as of the date of our annual stockholders meeting and in advance of the provision of services to which the retainer relates.
Equity Compensation
Each non-employee director also receives annually equity incentives, issued in restricted stock units, valued at $100,000. We calculated the value of such equity incentives using the closing market price of our stock on the NASDAQ Stock Market as of the date of our annual stockholders meeting. These awards vest on the earlier of the first anniversary date of the grant or the date of the next annual meeting of stockholders.
Any new non-employee director will receive equity incentives valued at $100,000 issued in restricted stock units and pro rated to reflect the amount of time served before the next annual meeting of stockholders.
If a director ceases to serve as a member of Nanometrics’ Board, a portion of the fees shall be refunded and equity awards shall be forfeited on a pro-rated basis.
Non-employee directors are eligible to participate in Nanometrics self-funded Executive Reimbursement Plan, which is intended to supplement our basic health plan by reimbursing expenses that are not covered by our health plan. All such reimbursements are considered taxable income to our non-employee directors.